Exhibit 99.2

Form of Letter to Employees

August 24, 2011

Dear Colleagues:

Yesterday we issued a news release confirming that PharMerica had previously received and rejected an unsolicited conditional proposal from Omnicare to acquire PharMerica for $15.00 per share in cash.

As I stated in our press release, it is unfortunate that Omnicare has gone public with such a highly conditional proposal, and we are disappointed by its self-serving tactics. Omnicare had already been informed of our response privately, having made this same proposal to us in July. After consultation with our financial and legal advisors, our Board unanimously determined that Omnicare’s proposal undervalues PharMerica and is not in the best interest of our customers, employees, or stockholders.

Aside from an inadequate price, we’ve communicated to Omnicare our concern that antitrust clearance to combine the #1 and #2 players in institutional pharmacy is likely to be difficult to achieve. Even if the antitrust issues could eventually be resolved in a satisfactory manner, the Omnicare proposal introduces unacceptably high risk to PharMerica stockholders and could be disruptive to PharMerica’s customers and you — our employees —without any assurances of Omnicare’s ability to complete a transaction on a timely basis or at all.

As you know, we recently announced very encouraging financial results for the second quarter, with improvements in the sales of new beds, bed retention and our core pharmacy business, as well as improvements in our overall customer service, which is evident by the positive customer feedback we’ve been receiving. All of you have done a wonderful job focusing on improving our pharmacy services and driving innovation over the last year, and we look forward to building on this momentum as we continue to serve our clients and customers.

I know you will have questions about this situation, and we will do our best to address them and to keep you informed. If you receive any media or other outside inquiries regarding this situation, please direct them to Tom Caneris, Sr. Vice President and General Counsel.

Thank you for your continued dedication and hard work.

Sincerely,

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of PharMerica Corporation (“PharMerica”) has commenced at this time. If a tender offer is commenced, PharMerica may file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by PharMerica that is required to be mailed to stockholders will be mailed to stockholders of PharMerica. INVESTORS AND STOCKHOLDERS OF PHARMERICA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by PharMerica through the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by PharMerica may be obtained free of charge by contacting Thomas A. Caneris, Senior Vice President and General Counsel of PharMerica, at (502) 627-7536.

Forward Looking Statements

This press release contains “forward-looking statements.” These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. All written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.